As filed with the Securities and Exchange Commission on August 23, 2004.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Associated Estates Realty Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1747603
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5025 Swetland Court

Richmond Heights, Ohio 44143-1467
(216) 261-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey I. Friedman

Chairman of the Board, President and Chief Executive Officer
Associated Estates Realty Corporation
5025 Swetland Court
Richmond Heights, Ohio 44143-1467
(216) 261-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Albert T. Adams, Esq.

Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485
(216) 621-0200

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.     ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Shares	Amount to be	Aggregate	Aggregate	Amount of
to be Registered	Registered	Price Per Share(1)	Offering Price(1)	Registration Fee(1)

Common Shares, Without Par Value	5,000,000 Shares	$9.37	$46,850,000	$5,936

(1)	The registration fee has been calculated pursuant to Rule 457(c) based on the average of the high and low sale prices on August 18, 2004, of the Registrant’s Common Shares as reported on the New York Stock Exchange.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

SUBJECT TO COMPLETION, DATED AUGUST 23, 2004

PROSPECTUS

5,000,000 Common Shares

Associated Estates Realty Corporation

Amended and Restated Dividend Reinvestment and Stock Purchase Plan

        We are amending and restating our current Dividend Reinvestment and Stock Purchase Plan, which applies to our common shares, as provided in this prospectus. Our common shares are referred to herein as “Shares” and our Amended and Restated Dividend Reinvestment and Stock Purchase Plan is referred to as the “Plan.” Anyone who joins or participates in the Plan will be considered a “Participant.”

      The Plan is open to our existing shareholders, our employees, the residents of our apartment communities and anyone who desires to purchase Shares. The Shares trade on the New York Stock Exchange under the symbol “AEC.”

      The Plan offers a convenient way to invest in Shares. If you currently are participating in the Plan or are an Associated Estates shareholder at the time you enroll in the Plan, your purchases of Shares under the Plan will be free of brokerage fees, commissions or service charges. If you are not a shareholder or an employee at the time you enroll in the Plan, you must pay a fee of $50 in connection with your first purchase of Shares under the Plan; thereafter, your purchases of Shares under the Plan will be free of brokerage fees, commissions or service charges. You can purchase Shares by check or money order, or by scheduling automatic payments, subject to certain investment limits. This type of investment is called a “direct purchase.” If you are an employee who is not a shareholder and you desire to enroll in the Plan, you should contact our Investor Relations Department prior to enrolling if you intend to purchase Shares by check or money order. You also may use the dividends on Shares you own to purchase additional Shares. This process is known as “dividend reinvestment.” You will receive account statements that show your investments and account balance under the Plan.

      Investing in our Shares involves risks. See “Risk Factors” beginning on page 3.

       If you are already participating in the Plan, no action is required to continue participating. To join the Plan or make investment elections, you must complete an Authorization Form (attached at the back of this prospectus) and send it to the Plan’s administrator, at the address shown on the Authorization Form. If you own Shares that are registered and held in the name of someone else, such as a brokerage or securities firm, those Shares can become subject to the Plan in one of two ways. Either the registered holder can join the Plan on your behalf, or you can have those Shares re-registered in your name.

      The Plan is set forth and explained in question-and-answer format below. The Plan set forth below supersedes our current Dividend Reinvestment and Stock Purchase Plan in its entirety. You should read this prospectus carefully and keep it for future reference.

      This prospectus is not an offer to sell Shares and it is not soliciting an offer to buy Shares in any state where the offer or sale is not permitted. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August      , 2004.

PLAN SERVICE FEES

Enrollment of New Investors	pg. 1 (Direct Purchase)
Dividend Reinvestment	no fee
Purchase of Shares	no fee
Gift or Transfer of Shares	no fee
Withdrawal from the Plan	no fee
Routine Account Statements	no fee
Duplicate Account Statements	no fee
Sales of Shares Through the Plan	15

      You should rely only on the information that is provided in, or is incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell the Shares, and are not soliciting any purchase of them, in any jurisdiction where such actions would not be permitted. The effective date of the information in this prospectus, or in any prospectus supplement, is or will be shown on the cover. You should not assume that such information is accurate as of any other date.

SUMMARY

      The following summary of the Plan may omit certain information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan. Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us” or “our” mean Associated Estates Realty Corporation and its consolidated subsidiaries, and references to “Associated Estates” refer to Associated Estates Realty Corporation, excluding its consolidated subsidiaries.

Company:	We are a fully integrated multifamily real estate company engaged in property acquisition, advisory, development, management, disposition, operation and ownership activities. Our headquarters are located at 5025 Swetland Court, Richmond Heights, Ohio 44143 and our telephone number is (216) 261-5000

Enrollment:	If you are currently participating in the Plan, no action is required to continue participating. If you are not currently participating in the Plan, you can join the Plan by submitting a completed Authorization Form (attached at the back of this prospectus) Please see questions 8 and 9 for more detailed information

Direct Purchase:	If you currently are participating in the Plan or are a shareholder or our employee at the time you enroll in the Plan, you can buy additional Shares without paying fees. If you are not a shareholder or our employee at the time you enroll in the Plan, you must pay a $50 fee in connection with your first purchase of Shares under the Plan; thereafter, you can buy additional Shares without paying fees. If you are an employee who is not a shareholder and you desire to enroll in the Plan, you should contact our Investor Relations Department prior to enrolling if you intend to purchase Shares by check or money order. Employees and other persons subject to our Insider Trading Policy who desire to purchase and sell Shares under the Plan are permitted to do so only in accordance with that policy. You can invest a minimum of $100 and up to a maximum of $5,000 in any one month. Under certain circumstances, we may approve a written request to waive the $5,000 per month maximum amount. Please see questions 14, 17 and 18 for more detailed information

Reinvestment of Dividends:	You can reinvest your cash dividends on all or a portion of the Shares you hold in certificated form. All dividends on Shares purchased under or deposited in the Plan will be reinvested. You will be able to purchase additional Shares by reinvesting your dividends, without paying fees. Please see question 19 for more detailed information

Source of Shares:	The administrator of the Plan will purchase Shares directly from us (either treasury Shares or newly-issued Shares), in the open market or in privately negotiated transactions with third parties. Please see question 23 for more detailed information

Purchase Price:	If the administrator purchases Shares directly from us, the purchase price for the Shares will be the higher of the “Prior Day Average” or the “Prior 10-Day Average.” Please see question 25 for more detailed information The purchase price for Shares purchased by the administrator in the open market or in privately negotiated transactions with third parties will equal the weighted average price paid for such Shares on the relevant investment date, excluding any brokerage commission. Please see question 25 for more detailed information

Tracking Your Investment:	You will receive from the administrator statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the Share balance in your Plan account Please see question 34 for more detailed information

Administration:	National City Bank initially will serve as the administrator of the Plan. You should send all correspondence with the administrator to:

National City Bank
Reinvestment Services
P.O. Box 94946
Cleveland, Ohio 44101-4946

You may call the administrator at (800) 622-6757. Please see question 4 for more detailed information.

RISK FACTORS

      Prospective investors should consider carefully, among other factors, the matters described below, each of which could have adverse consequences to us and adversely affect the value of the Shares or our ability to make distributions to our shareholders.

      We are subject to risks inherent in the ownership of real estate. We own and manage multifamily apartment communities that are subject to varying degrees of risk generally incident to the ownership of real estate. Our financial condition, the value of our properties and our ability to make distributions to our shareholders will be dependent upon our ability to operate our properties in a manner sufficient to maintain or increase revenues and to generate income in excess of operating expenses. Revenues from our properties may be affected by:

•	changes in the economic climate in the markets in which we own properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors;

•	competition from other available multifamily units and changes in market rental rates;

•	increases in property and liability insurance costs;

•	changes in real estate taxes and other operating expenses (e.g., cleaning, utilities, repair and maintenance costs, insurance and administrative costs, security, landscaping, staffing and other general costs);

•	changes in government regulations affecting properties the rents of which are subsidized and certain aspects of which are regulated by the United States Department of Housing and Urban Development (“HUD”) and other properties we own;

•	our inability to renew current contracts with HUD for rent subsidized properties at existing rents;

•	weather and other conditions that might adversely affect operating expenses;

•	expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs and real estate tax valuation reassessments;

•	our inability to achieve anticipated reductions in operating expenses and increases in revenues;

•	the results of litigation filed or to be filed against us;

•	risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage; and

•	the perception of residents and prospective residents as to the attractiveness, convenience and safety of our properties or the neighborhoods in which they are located.

      We are dependent on rental income from our multifamily apartment communities. If we are unable to attract and retain residents or if our residents are unable to pay their rental obligations, our financial condition and funds available for distribution to our shareholders will be adversely affected.

      Our multifamily apartment communities are subject to competition. Our apartment communities are located in developed areas that include other apartment communities. Our apartment communities also compete with other housing alternatives, such as single and multifamily rental homes and owner occupied single and multifamily homes, in attracting residents. This competition may affect our ability to attract and retain residents and to increase or maintain rental rates.

      The properties we own are primarily concentrated in Ohio, Michigan, Indiana, Pennsylvania, Florida and Georgia. Currently, approximately 55%, 17%, 5%, 3%, 8% and 4% of the units in properties we own are located in Ohio, Michigan, Indiana, Pennsylvania, Florida and Georgia, respectively. Our performance, therefore, is linked to economic conditions and the market for available rental housing in these states. A decline in the market for available housing in Ohio, or to a lesser extent, the remaining states, may adversely affect our financial condition, results of operations and ability to make distributions to our shareholders.

      We own or manage properties that are subject to government programs. We own directly or through subsidiaries or joint ventures 13 properties with approximately 1,354 units and manage, through one or more affiliates, 27 properties with approximately 4,664 units that benefit from some form of interest rate or rental subsidy and therefore are subject to governmental programs administered by HUD. As a condition to the receipt of assistance under HUD programs, many of the properties must comply with various HUD requirements, which typically include maintenance of decent, safe and sanitary housing, HUD approval of rent adjustments, and, in the case of a HUD insured mortgage, approval of a transfer of the property. We can give no assurance that we will be able to renew current agreements with HUD at existing rents. HUD requirements and other current and future laws regarding the provision of affordable housing, and any changes to existing law making it more difficult to meet such requirements could adversely affect our results of operations, financial condition and ability to make distributions to our shareholders.

      Our insurance may not be adequate to cover certain risks. There are certain types of risks, generally of a catastrophic nature, such as earthquakes, floods, windstorms, acts of war and terrorist attacks, that may be uninsurable or are not economically insurable. Moreover, certain risks, such as mold and environmental exposures, may not be covered by insurance. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our investment in the affected property as well as the anticipated future cash flow from that property, while remaining obligated for any mortgage indebtedness or other financial obligations related to that property. Any such loss could have a material adverse effect on our business, financial condition and results of operations. Additionally, increases in property insurance costs could adversely affect our financial condition and results of operation.

      Debt financing could adversely affect our performance. We are highly leveraged and subject to risks associated with debt financing. These risks include the risk that we will not have sufficient cash flow from operations to make required payments of principal and interest, that we will be unable to refinance current or future indebtedness, that the terms of any refinancing will not be as favorable as the terms of existing indebtedness, and that we will be unable to make necessary investments in new business initiatives due to lack of available funds. Increases in interest rates could increase our interest expense, which would adversely affect our cash available for payment of obligations and distribution to our shareholders. If we are unable to make required payments on indebtedness that is secured by a mortgage, the property securing the mortgage may be transferred to the lender with a consequent loss of income and value to us.

      Real estate investments are generally illiquid, and we may not be able to sell our properties when it is economically or strategically advantageous to do so. Real estate investments generally cannot be sold quickly, and our ability to sell properties may be affected by market conditions. We may not be able to diversify or vary our portfolio promptly in accordance with our strategies or in response to economic or other conditions. In addition, provisions of the Internal Revenue Code of 1986, as amended (the “Code”), limit the ability of a real estate investment trust (“REIT”) to sell its properties in some situations when it may be economically advantageous to do so, thereby potentially adversely affecting our ability to make distributions to our shareholders.

      The costs of complying with laws and regulations could adversely affect our cash flow and ability to make distributions to our shareholders. Our properties must comply with Title III of the Americans with Disabilities Act (the “ADA”) to the extent that they are “public accommodations” or “commercial facilities” as defined in the ADA. The ADA does not consider apartment communities to be public accommodations or commercial facilities, except for portions of such communities that are open to the public. In addition, the Fair Housing Amendments Act of 1988 (the “FHAA”) requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Other laws also require apartment communities to be handicap accessible. Noncompliance with these laws could result in the imposition of fines or an award of damages to private litigants. We have been subject to lawsuits alleging violations of handicap design laws in connection with certain of our developments. If compliance with these laws involves substantial expenditures or must be made on an accelerated basis, our ability to make distributions to our shareholders could be adversely affected.

      Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the substances. Other law imposes on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. Failure to comply with applicable requirements could complicate our ability to lease or sell an affected property and could subject us to monetary penalties, costs required to achieve compliance and potential liability to third parties. We are not aware of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of our properties. Nonetheless, it is possible that material environmental contamination or conditions exist, or could arise in the future, in the apartment communities or on the land upon which they are located.

      We anticipate that we will incur additional costs for systems, staffing and third party services in maintaining compliance with new federal laws and regulations addressing corporate governance issues and with the new listing requirements of the New York Stock Exchange.

      We are subject to the risks associated with investments through joint ventures. Three of our properties are owned by joint ventures in which we do not have a controlling interest. We may enter into joint ventures, including joint ventures that we do not control, in the future. Any joint venture investment involves risks such as the possibility that the co-venturer may seek relief under federal or state insolvency laws, or have economic or business interests or goals that are inconsistent with our business interests or goals. While the bankruptcy or insolvency of our co-venturer generally should not disrupt the operations of the joint venture, we could be forced to purchase the co-venturer’s interest in the joint venture or the interest could be sold to a third party. We also may guarantee the indebtedness of our joint ventures. If we do not have control over a joint venture, the value of our investment may be affected adversely by a third party that may have different goals and capabilities than ours. It may also be difficult for us to exit a joint venture that we do not control after an impasse. For example, we could be bought out by our partner on unfavorable terms if we reach an impasse and are unable to fund the purchase of our partner’s interest in the joint venture.

      We are subject to risks associated with development, acquisition and expansion of multifamily apartment communities. Development projects and acquisitions and expansions of apartment communities are subject to a number of risks, including:

•	the availability of acceptable financing;

•	competition with other entities for investment opportunities;

•	the properties’ failure to achieve anticipated operating results;

•	construction costs of a property exceeding original estimates;

•	delays in construction; and

•	the expenditure of funds on, and the devotion of management time to, transactions that may not come to fruition.

      We may fail to qualify as a REIT and you may incur tax liability as a result. Commencing with our taxable year ending December 31, 1993, we have operated in a manner so as to permit us to qualify as a REIT under the Code, and we intend to continue to operate in such a manner. Although we believe that we will continue to operate in such a manner, no assurance can be given that we will remain qualified as a REIT. If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under certain Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the cash available for distribution to our shareholders could be reduced or eliminated for each of the years involved.

      Our ownership limit may discourage takeover attempts. With certain limited exceptions, our articles of incorporation prohibit the ownership of more than 4% of the outstanding Shares and more than 9.8% of the Shares or any series of any class of our preferred shares by any person. Such restriction is likely to have the effect of precluding acquisition of control of us without our consent even if a change in control is in the interests of shareholders.

      We are subject to control by our directors and officers. Our directors and executive officers and members of their immediate family owned approximately 13.83% of our common shares as of February 15, 2004. Accordingly, those persons have substantial influence over us and the outcome of matters submitted to our shareholders for approval.

      We depend on our key personnel. Our success depends to a significant degree upon the continued contribution of key management, certain of whom may be difficult to replace. The loss of services of these executives could have a material adverse effect on us. There can be no assurance that the services of such personnel will continue to be available to us. Mr. Jeffrey I. Friedman, Associated Estates’ Chairman of the Board, President and Chief Executive Officer, is a party to an employment agreement with Associated Estates. We do not hold key-man life insurance on any of our key personnel.

THE COMPANY

      We are a self-administered and self-managed equity REIT. We were formed in July 1993 to continue the Associated Estates Group’s business of acquiring, developing and operating multifamily assets.

      We are a fully integrated multifamily real estate company engaged in property acquisition, advisory, development, management, disposition, operation and ownership activities. Associated Estates owns three taxable REIT subsidiaries that provide management and other services for it and third parties. We currently own or manage 111 apartment communities in 12 states consisting of 24,299 units. Associated Estates owns, either directly or through subsidiaries, or holds ownership interests in 77 of the 111 apartment communities containing 17,854 units in 10 states. Thirteen of those owned or partially owned apartment communities, consisting of 1,354 units, are affordable housing communities. Associated Estates, or one of its subsidiaries, also property manages 34 communities in which it does not have an ownership interest consisting of 6,445 units. Additionally, Associated Estates property manages one commercial property containing approximately 270,000 square feet and asset manages a 186-unit apartment community and one commercial property containing approximately 145,000 square feet.

      Our headquarters are located at 5025 Swetland Court, Richmond Heights, Ohio 44143 and our telephone number is (216) 261-5000.

      The foregoing information concerning us does not purport to be comprehensive. For additional information concerning our business and affairs, including capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which we may be subject, please refer to the documents incorporated by reference into this prospectus.

THE PLAN

      The Plan is set forth in its entirety below. You should keep this prospectus for future reference, and read it carefully before participating in the Plan.

Purpose

1.	What Is the Purpose of the Plan?

      The primary purpose of the Plan is to provide you with a convenient and economical way to invest in Associated Estates, either by making a direct purchase of Shares or by reinvesting dividends on your Shares. A secondary purpose of the Plan is to provide us another way to raise additional capital for a variety of corporate purposes.

Advantages and Possible Disadvantages

2.	What Are the Advantages of the Plan?

      Advantages of the Plan include the following:

No Brokerage Fees or Commissions for Shareholders	If you currently are participating in the Plan or are a shareholder or employee at the time you enroll in the Plan, you will not pay any brokerage fees, commissions or service charges when you purchase Shares under the Plan.

Automatic Purchase and Reinvestment	In addition to purchasing Shares by check or money order, you can purchase Shares automatically through:
• Scheduled bank withdrawals;
• Employee payroll deduction (if you are our employee); or
• Full or partial dividend reinvestment.

Account Statements	You will receive account statements that show your investments under the Plan and help simplify your record-keeping.

3.	What Are the Possible Disadvantages of the Plan?

      You also should consider the possible disadvantages of the Plan. First, the price of the Shares may fluctuate between the date of your investment election and the date when Shares are purchased for your account. Such fluctuations may change the number of Shares you receive. When you make a direct purchase of Shares, including as a result of a payroll deduction, your payment will be held without interest until the purchase occurs.

      Second, your investment elections, and any changes to or cancellations of your investment elections, must be received by the administrator within certain time limits. If these time limits are not met, a significant delay may occur before your investment elections can be implemented. Please see the answer to question 12 for further details.

      Third, dividends on your Shares will represent income to you for federal income tax purposes, whether those dividends are reinvested or not. If you receive your dividends in cash, the cash payment will enable you to pay the taxes owed on those dividends. By reinvesting dividends, however, you will reduce the cash that is available for such tax payments. Furthermore, participating in the Plan will increase the number of Shares you own and the total amount of your dividends. Thus, participating in the Plan will increase the income you must report for federal income tax purposes. Please see the answer to question 41 and your tax advisor for further details.

Administration

4.	Who Administers the Plan?

      The administrator of the Plan is National City Bank. The administrator also serves as our corporate transfer agent, registrar, dividend disbursing agent, and distribution agent. As distribution agent, National City Bank will deliver all prospectuses for the Plan and will serve as our broker-dealer or our state securities agent, as necessary. The address and telephone number of the Plan administrator and the distribution agent are as follows:

National City Bank

Reinvestment Services
P.O. Box 94946
Cleveland, Ohio 44101-4946
Telephone: 800-622-6757

      If you would like an additional copy of this prospectus at any time, please contact National City Bank. We reserve the right to change the administrator or distribution agent for the Plan at any time, with or without notice to Participants.

5.	What Are the Responsibilities of the Administrator?

      The administrator is responsible for each of the following actions under the Plan:

•	establishing and maintaining your personal account;

•	processing your investment elections;

•	collecting your payments, including automatic bank withdrawals;

•	purchasing Shares for your account;

•	reinvesting dividends on your Shares;

•	sending you account statements and investment forms (such as Authorization Forms);

•	sending you year-end tax statements on Form 1099;

•	at your request, selling Shares in your account; and

•	answering your general questions about the administration of the Plan.

      The administrator may perform its services under the Plan by engaging other companies as its nominees or agents.

Eligibility

6.	Who Is Eligible to Participate in the Plan?

      Except as described below, the Plan is generally open to all of our current shareholders and employees, to all residents of our apartment communities and to anyone who wants to invest in the Shares. Participants can be individuals, trusts, retirement plans, corporations or other entities.

7.	Who Is Not Eligible to Participate in the Plan?

      The Plan is not intended for those individuals or investors who are not purchasing Shares for investment purposes or whose actions may distort, destabilize or manipulate the price or trading volume of the Shares. In addition, we cannot allow any actions that would terminate, or would create a risk of terminating, our status as a REIT for federal income tax purposes. Due to the variety of improper actions, we reserve the right to deny, modify, suspend or terminate participation in the Plan by anyone for any reason, if we determine, in our sole judgment, that doing so would be in the best interests of Associated Estates, the Plan or our shareholders.

      The Plan may be unavailable to people who reside in certain jurisdictions. If you reside in a jurisdiction where the Shares offered under the Plan, or the persons involved in the offering, are not registered under applicable securities laws or do not qualify for an exemption from registration, you will not be eligible to participate in the Plan.

Participation

8.	How Does an Eligible Investor Participate in the Plan?

      Participation in the Plan is voluntary. If you are already participating in the Plan, you will remain a Participant and the Plan (as amended and restated herein) will apply to you without any action on your part. If you are not already participating in the Plan, to join you must complete an Authorization Form and return it to the administrator. A copy of the Authorization Form is included at the back of this prospectus. You also may request an Authorization Form from the administrator. You may withdraw from the Plan at any time, as explained in the answer to question 40.

9.	How Does an Eligible Investor Join the Plan if His or Her Shares Are Held in the Name of a Brokerage or Securities Firm?

      If you beneficially own Shares that are registered in the name of a brokerage or securities firm or other nominee, your Shares are not subject to the Plan.

      Shares you own beneficially, but not of record, can become subject to the Plan in one of two ways. Either the record holder (the brokerage or securities firm or other nominee) must join the Plan on your behalf, or you must have those Shares re-registered in your name. You should ask the record holder about any fees that it may charge for re-registering the Shares. We reserve the right to deny participation in the Plan to any record holder who insists on terms or conditions that, in our sole judgment, would cause us to incur an excessive cost or burden or would be inconsistent with the purposes of the Plan.

      If the record holder joins the Plan on your behalf, the record holder must comply with the Plan in all respects. As a result, you generally would have no direct involvement with the Plan or the administrator, and would need to communicate with the record holder instead.

      To simplify this description of the Plan, most of the remaining answers will be written from your perspective, as a Participant in your own name. Please keep in mind, however, that references below to “you” and “your” may also refer to any record holder acting on your behalf.

10.	What Investment Elections Are Available Under the Plan?

      As discussed in further detail below, you can purchase Shares in two separate ways:

Direct Purchase	You may purchase Shares by check or money order or by automatic withdrawal from your bank account. If you are a shareholder or our employee at the time of such purchase, you will not incur fees or commissions in connection with the purchase. If you are not a shareholder or our employee, you will incur a fee of $50 at the time of your first purchase of Shares. If you are an employee who is not a shareholder and you desire to enroll in the Plan, you should contact our Investor Relations Department prior to enrolling if you intend to purchase Shares by check or money order. Employees and other persons subject to our Insider Trading Policy who desire to purchase and sell Shares under the Plan are permitted to do so only in accordance with that policy.

Our employees may purchase Shares through automatic payroll deduction.

Direct purchases are subject to a minimum purchase of $100, and a maximum purchase of $5,000, per month (unless you receive a waiver of the maximum amount, as discussed below in the answer to question 18).

Dividend Reinvestment	You may purchase additional Shares by automatically reinvesting the dividends that are paid on the Shares you already own.

You may reinvest the dividends on all of your current certificated Shares and all future Shares you may receive.

You may also limit dividend reinvestment to some of your current certificated Shares and all additional Shares received from reinvestment.

Dividend reinvestment is not subject to any special minimum or maximum dollar amount.

11.	When Do Investment Elections Take Effect?

      All investment elections under the Plan take effect on periodic “Investment Dates.” The Investment Dates generally occur as follows:

Direct Purchase	1st day of each month*

Dividend Reinvestment	Quarterly on the 1st day of February, May, August and November*

*	If the indicated date falls on a weekend or holiday, the Investment Date will occur on the next trading day for the Shares.

      We intend to have the Investment Date coincide with our dividend payment dates. If we adjust our dividend schedule in the future, we may adjust our Investment Date schedule accordingly.

12.	When Must Investment Elections, and Any Changes or Cancellations, Be Received?

      Your investment election, and any changes to or cancellations of your investment election, must be processed by the administrator and are subject to the following time limits:

      Direct Purchase: The administrator must receive your investment election instructions (and payment for Shares to be purchased) at least three business days before the next monthly Investment Date if you want your instructions to take effect on that Investment Date.

      Dividend Reinvestment: The administrator must receive your investment election instructions before the dividend “record date” for the next quarterly Investment Date if you want your instructions to take effect on that Investment Date. The record date usually occurs 15 calendar days before the quarterly Investment Date.

      Late instructions will not take effect on the next Investment Date. Instead, late instructions will be implemented on a future Investment Date, which will be the earliest possible Investment Date that is appropriate for the type of investment you are making. Any payment you have included with a late instruction will be held by the administrator for no more than 35 days, without interest, until it can be used to purchase Shares on a future Investment Date. If within 35 days a payment is not used to purchase Shares, the payment will be returned to you, without interest.

      We reserve the right to waive the time limits described above on a case-by-case basis, in our sole discretion. Requests for waivers must be in writing and generally will be denied in the absence of extraordinary circumstances.

13.	How Does a Participant Change or Cancel an Investment Election Under the Plan?

      To change or cancel your investment election under the Plan, you must complete an Authorization Form with your new election and return the Authorization Form to the administrator. Prior elections for automatic actions, such as bank withdrawal or dividend reinvestment, will remain in effect unless they are specifically changed or canceled on your new Authorization Form. Your new election will take effect in accordance with the rules that apply to all investment elections.

Direct Purchase

14.	How Are Direct Purchases of Shares Made?

      You can make a direct purchase of Shares by indicating your method of payment on an Authorization Form and sending that Form to the administrator, along with any necessary attachments (such as your check or money order). A copy of the Authorization Form is attached at the back of this prospectus. You also may request an Authorization Form from the administrator. The payment elections are as follows:

Check or Money Order	The check or money order should be made payable to National City Bank.
Please allow sufficient time for your check to clear your bank to avoid any delay in processing your purchase election.

Automatic Bank Withdrawal	Withdrawals from your bank account will be made monthly in the amount you specify, on or about the 20th day of the month preceding the next Investment Date. If you make this election, you must also complete a Bank Withdrawal Form (attached at the back of this prospectus) and return it to the administrator, along with a void check for your bank account.

Automatic Payroll Deduction	Automatic payroll deductions may be authorized by our employees. Deductions will be made bi-weekly in the amount you specify, but that amount may not be less than $50. These deductions will be made from the net pay that remains after all taxes and related amounts have been withheld.

      Payments must be denominated in United States dollars. Please do not send cash. Checks drawn on foreign banks (which must be denominated in United States dollars) may be subject to collection fees, which must be collected before the checks can be accepted by the administrator as payment. When you make a direct purchase, including as a result of a payroll deduction, your payment will be held without interest until the purchase occurs.

15.	How Long Will Automatic Payment Elections Remain in Effect?

      An automatic payment election, which may involve either bank withdrawal or payroll deduction, will remain in effect until you change or cancel it. You do not need to repeat the same election to maintain it. This feature allows you to make automatic investments in the Shares, without having to write additional checks or complete new Authorization Forms.

16.	How Does a Participant Cancel an Automatic Payment Election?

      If you have elected to make direct purchases based on automatic withdrawal from your bank account or automatic payroll deduction, you can cancel your election by choosing that option on a new Authorization Form, and returning the Form to the administrator. Your cancellation will take effect in accordance with the time limits described in the answer to question 12.

17.	Do Any Investment Limits Apply to a Direct Purchase of Shares?

      When you make a direct purchase of Shares, your payment must satisfy the following limits on each Investment Date:

Minimum Direct Purchase Per Month	$100

Maximum Direct Purchase Per Month	$5,000

      If your payment exceeds the maximum direct purchase limit, the administrator will invest the maximum direct purchase amount and return the excess portion of your payment, without interest. If your payment is less than the minimum direct purchase amount, the administrator will return your payment, without interest.

18.	Will Associated Estates Waive the Maximum Direct Purchase Limit in Certain Cases?

      We reserve the right to waive the maximum direct purchase limit and to accept payments above that limit, in our sole discretion. Any waiver granted by us will be limited to the occasion on which it occurred and will not be construed as a waiver on any future occasion.

      To request a waiver, you must complete a Waiver Request Form (attached at the back of this prospectus) and send it to us care of the administrator. We will notify both you and the administrator of our decision.

      We may decline the portion of your payment above the maximum direct purchase limit either in whole or in part. If payment has been included with your Waiver Request Form, the administrator will promptly return the declined portion to you, without interest. Our decision to decline payment in excess of the maximum direct purchase limit will depend on any “Threshold Price” that we may establish from time to time, as discussed below in the answer to question 26.

Dividend Reinvestment

19.	What Are the Dividend Reinvestment Options?

      You may reinvest the dividends on your Shares by selecting one of the available options on the Authorization Form and sending that Form to the administrator. Your options are explained below:

Full Dividend Reinvestment	If you elect full dividend reinvestment, the dividends on all of your current and future Shares participating in the Plan (including any fractional Shares) will be reinvested for the purchase of additional Shares.

Partial Dividend Reinvestment	If you elect partial dividend reinvestment, you must specify a whole number of certificated Shares to start the dividend reinvestment process. Dividends on that number of Shares will be reinvested, on the next available Investment Date, for the purchase of additional Shares. Afterward, while your election remains in effect, dividends will be reinvested on that same number of Shares, and on all additional Shares you have received from your election.

Cancel Dividend Reinvestment	You may cancel dividend reinvestment at any time. Once the cancellation takes effect, you will receive dividend payments by check.

      If your election regarding dividend reinvestment is unclear (for example, if you fail to provide required information or make more than one election on the same Authorization Form), we will assume that you do not want to reinvest any dividends.

      Dividend reinvestment is not subject to any special minimum or maximum dollar amount.

20.	How Long Does an Election for Dividend Reinvestment Remain in Effect?

      Once you make an election for dividend reinvestment, your election will remain in effect until you change or cancel it. You do not need to repeat the same election to maintain it. This feature allows you to make automatic investments in the Shares on each applicable Investment Date, without having to complete new Authorization Forms.

Costs

21.	Do Fees or Commissions Apply When Shares Are Purchased Under the Plan?

      Once you are a shareholder, you will not pay any brokerage fees, commissions or service charges when you purchase Shares under the Plan, regardless of whether you do so by direct purchase or dividend reinvestment. If you are not a shareholder or our employee at the time you enroll in the Plan, you will incur a $50 fee in connection with your first purchase of Shares under the Plan. If you are an employee who is not a shareholder and you desire to enroll in the Plan, you should contact our Investor Relations Department prior to enrolling if you intend to purchase Shares by check or money order.

22.	What Actions Will Result in Fees or Commissions Under the Plan?

      If you instruct the administrator to sell your Shares, the administrator will require the services of a broker-dealer and you will be charged a sales commission. Please see the answer to question 30 for further details.

Source and Pricing of Shares

23.	What Is the Source of the Shares Purchased Under the Plan?

      The administrator will use all dividends reinvested through the Plan and all cash from direct purchases to buy Shares directly from us, on the open market, in privately negotiated transactions with third parties, or a combination of the foregoing sources, at our discretion. Shares purchased directly from us will consist of authorized but unissued Shares (or Shares we hold in treasury).

      As to purchases of Shares that the administrator makes under the Plan, the administrator, or a broker that the administrator selects, will determine:

•	the exact timing of open market purchases;

•	the number of Shares, if any, that the administrator purchases on any one day or at any time of that day;

•	the prices for the Shares that the administrator pays;

•	the markets on which the administrator makes such purchases; and

•	the persons (including brokers and dealers) from or through which the administrator makes such purchases.

      All Shares under the Plan will be adjusted to reflect any stock split, stock dividend or stock rights transaction that occurs with respect to the Shares.

24.	When Purchases Occur Under the Plan, How Is the Number of Purchased Shares Determined?

      When you purchase Shares under the Plan, either by direct purchase or dividend reinvestment, the number of Shares you receive is computed as follows:

Your Payments + Your Reinvested Dividends

Price Per Share

      A fractional number of Shares, rounded to three decimal places, will be issued to the extent necessary.

25.	How Are Share Prices Determined?

      If the administrator purchases Shares directly from us, a simple formula is used to determine the price for each Share purchased under the Plan on a particular Investment Date. The price is determined by comparing the “Prior Day Average” and the “Prior 10-Day Average,” and then taking the higher amount.

      The Prior Day Average is the average of the high and low selling prices for the Shares on the last trading day before the applicable Investment Date. In general, the Prior 10-Day Average is the average of the selling prices at closing (not the daily highs or lows) on the 10 trading days prior to the applicable Investment Date. However, the Prior 10-Day Average is subject to a cap that equals 105% of the Prior Day Average.

      If the administrator purchases Shares in the open market or in privately negotiated transactions, the price for each Share will equal the weighted average purchase price paid by the administrator for such Shares, excluding any brokerage commission, computed up to three decimal places, if necessary. The administrator will purchase such Shares as soon as is practical on or after an Investment Date.

      The high and low selling prices for the Shares currently appear in a number of publications. The high and low selling prices will be based on The Wall Street Journal report of “New York Stock Exchange Composite Transactions,” which lists the daily prices for the Shares under the abbreviation “AssocEstate” and the ticker symbol “AEC.”

26.	Is the General Pricing Formula Subject to Other Changes?

      We reserve the right to establish a “Threshold Price” from time to time for direct purchases of Shares that exceed the maximum direct purchase limit. Such purchases will not be permitted unless we grant a waiver of the maximum direct purchase limit, as discussed above in the answer to question 18. If we establish a Threshold Price, we will base it on our review of current market conditions and other relevant factors. To confirm the existence or amount of a Threshold Price, please contact the administrator.

      A Threshold Price would affect the calculations made under the general pricing formula discussed above. Specifically, in calculating the Prior 10-Day Average, a daily selling price would be excluded from the calculation if it is less than the Threshold Price.

      If daily selling prices are excluded in calculating the Prior 10-Day Average because the selling prices are less than the Threshold Price, we would decline a portion of your payment above the maximum direct purchase limit in proportion to the number of days excluded from the calculation. The example below explains this process:

      Example. Suppose you want to purchase Shares by making a direct payment of $12,000 in one month, and that you request a waiver to do so. This amount is $7,000 more than the maximum direct purchase limit. Next, assume that we grant the request in your particular case, and that we have a Threshold Price which causes three of the 10 daily selling prices to be excluded from the Prior 10-Day Average. In this situation, we would decline 30% (or 3/10) of the $7,000 excess portion, or $2,100. As a result, we would accept payment from you in the total amount of $9,900.

      Even if we establish a Threshold Price, it will not affect dividend reinvestments or direct purchases that satisfy the maximum direct purchase limit. Those investments will continue to be based on the general pricing formula, as discussed above.

27.	Who Determines the Share Prices and Amounts?

      We deliver pricing information for the Shares to be purchased from us and any Threshold Price to the administrator. Price determinations are binding as long as they are made in good faith. The administrator will determine the price of Shares purchased on the open market or in negotiated transactions. The administrator computes the number of Shares that you purchase under the Plan, and credits those Shares to your account.

Sales and Transfers of Shares

28.	How Does A Participant Sell Shares Through the Plan?

      You may sell some or all of your Shares through the Plan by delivering written selling instructions to the administrator. There is no minimum quantity requirement for such sales.

29.	How Are the Date of Sale and the Sales Price Determined?

      When you sell Shares through the Plan, the administrator will arrange for the sale as soon as reasonably possible at prevailing market conditions. Typically, sales are made weekly. You cannot specify either the date of sale or the sales price. Please note that market conditions, and the sales price for your Shares, could change between the date of your written selling instructions and the date of sale.

      The Shares you are selling may be combined with the Shares of other sellers, and then sold as a group on a particular date. To compute your gross sale proceeds in that situation, the total number of Shares you sold will be multiplied by the average sales price for all Shares in the group.

30.	Does a Sales Commission Apply When Shares Are Sold Through the Plan?

      To comply with your selling instructions, the administrator will use the services of a registered broker-dealer, which may be an affiliate of the administrator. As a result, you will be charged a sales commission when you sell your Shares through the Plan. If your Shares are sold as part of a group, the sales commission for the group will be allocated on a pro rata basis to you and the other sellers.

31.	How Are Selling Instructions Related to Automatic Purchase or Reinvestment?

      Your selling instructions will not stop an automatic action from occurring on the upcoming Investment Date unless your selling instructions are received by the administrator within the time limits described in the answer to question 12. If you are selling all of your Shares and your selling instructions are received by the administrator before the applicable time limit, your instructions will be treated as a complete cancellation of your investment election and as a notice of your withdrawal from the Plan.

      A partial sale of Shares will not affect an automatic direct purchase and will affect dividend reinvestment in one of two ways. First, any prior election of full dividend reinvestment will continue to apply to all of your remaining Shares and future Shares. Second, any prior election of partial dividend reinvestment will be given effect to the extent possible.

32.	How Can Shares Be Transferred Under the Plan?

      You may transfer ownership of all or part of the Shares held in your Plan account through gift, private sale or otherwise by mailing to the administrator a properly executed stock assignment with medallion signature guaranty, along with a letter with specific instructions regarding the transfer. You also must mail to the administrator an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person to whom you are transferring your Shares.

      You also may transfer ownership of all or part of the Shares held in your Plan account into the account of another person within the Plan. To complete such a transfer, you must mail to the administrator a letter with specific instructions regarding the transfer and an Authorization Form completed by the person to whom you are transferring your Shares.

      You may not pledge any Shares credited to your Plan account. Any such pledge will be void. If you wish to pledge your Shares, you first must withdraw those Shares from the Plan.

      If you own Shares outside of the Plan, you are not permitted to transfer those Shares to your Plan account except in connection with your enrollment in the Plan.

33.	Does a Sale or Transfer of Shares Have Any Effect on Remaining Shares?

      Selling or transferring Shares through the Plan will have no effect on any other Shares that you keep in the Plan.

Account Statements and Shareholder Matters

34.	Do Participants Receive Account Statements Under the Plan?

      The administrator will send you an account statement following any activity in your account under the Plan. If a brokerage or securities firm has joined the Plan on your behalf, you may receive an account statement from that firm rather than an account statement from the administrator. You should contact the brokerage or securities firm about its policies in this regard.

      You should keep all of your account statements for your tax records. Each account statement will show, among other things, the following information:

•	total number of Shares in your account before and after the Investment Date;

•	pricing information for all Shares purchased;

•	amount of any payments and number of Shares purchased directly;

•	amount of dividends reinvested and number of Shares purchased as a result;

•	number of Shares sold and related selling price and commission; and

•	a list of any current automatic elections, including Shares subject to reinvestment.

35.	Do Participants Receive General Shareholder Information?

      If you have purchased Shares under the Plan, you will be one of our shareholders and you will receive the same information that is delivered to all of our shareholders. As a result, you will receive our annual report, proxy statements for voting on various corporate matters, and other information about shareholder meetings. You may elect to receive this information electronically.

36.	Where Will Account Statements and Other Information Be Sent?

      Account statements and other information will be sent to the mailing address you indicate on your Authorization Form. If a brokerage or securities firm has joined the Plan on your behalf, that firm will be responsible for forwarding any proxy materials and shareholder communications to you, in accordance with its policies.

37.	How Are Shares Under the Plan Voted on Shareholder Matters?

      When a matter is submitted for shareholder approval, we will send the record holder a proxy card. You may use the proxy card to vote on the matter, based on all of your Shares under the Plan (including any fractional Shares). If you do not return a signed proxy card, your Shares will not be voted. If your proxy card is signed and returned, but does not indicate your voting preference, your Shares will be voted in accordance with the recommendations of our management.

Certificates for Shares

38.	Do Participants Receive Certificates for Shares Purchased Under the Plan?

      Certificates will not be issued automatically for the Shares you purchase under the Plan. Instead, the number of Shares you own will be recorded by the administrator and held by the Plan in your name. We have adopted this approach for three practical reasons. First, the number of Shares you own could increase on each Investment Date, so any certificates would quickly be out of date. Second, this approach protects against any loss, theft or destruction of tangible certificates. Third, this approach reduces the total cost of the Plan, which in turn allows us to offer other services through the Plan without charge.

39. Are Certificates Available by Request?

      You may obtain a certificate for your Shares by delivering a written request to the administrator. We do not recommend this practice for the reasons explained above. Please note that one request for a certificate does not mean that you will receive additional certificates as you continue to purchase Shares under the Plan. You must specifically request each certificate you want.

      Furthermore, the administrator will not issue a certificate that describes a fractional Share. Therefore, if your total number of Shares includes a fractional portion and you request a certificate, your request will be treated as an instruction to sell that fractional portion. The sale will occur as described above. You will then receive a certificate for the remaining whole number of your Shares.

Withdrawal from the Plan

40. How Does a Participant Withdraw from the Plan?

      You may withdraw from the Plan by making that election on your monthly statement, and returning that statement to the administrator. Your withdrawal will be treated as a cancellation of all prior investment elections. Your withdrawal will take effect in accordance with the time limits described in the answer to question 12. If a direct purchase is canceled by your withdrawal, the administrator will promptly return your payment in full, without interest.

      You do not need to sell any of your Shares to withdraw from the Plan. Upon your withdrawal from the Plan, the administrator will issue to you a Share certificate for any whole Shares in your account. The administrator will convert to cash any fractional shares held in your account at the time of withdrawal at the then current market price of the Shares. If you continue to hold Shares after you withdraw from the Plan, dividends that are paid on future dividend payment dates will be sent to you by check.

      As an alternative to receiving a Share certificate, upon your withdrawal from the Plan you may request in writing that the administrator sell all or a portion of the Shares (both whole and fractional) in your account. If you instruct the administrator only to sell a portion of your Shares, then you must instruct the administrator to issue you certificates for the remaining shares. The administrator will mail you a check for the proceeds of such sale, less applicable brokerage commissions, service charges and taxes.

      In addition, you may withdraw automatically by selling all of your Shares or transferring them to another account.

Tax Information

41. What Are the Tax Consequences of Participating in the Plan?

      The tax consequences of participating in the Plan will vary, depending on the tax classification of the Participant. For example, the tax laws that apply to individuals are significantly different from those that apply to retirement plans or business entities. The discussion below will focus on the federal income tax consequences to individuals.

      We are a REIT for federal income tax purposes. In general, distributions with respect to your Shares are treated as follows: (i) first, as dividends to the extent that we have earnings and profits; (ii) second, as a return of shareholder capital to the extent of your tax basis as a shareholder; and (iii) third, as gain from the sale or exchange of your Shares.

      All dividends that are paid on your Shares will represent income to you for federal income tax purposes, even if those dividends are reinvested and used to purchase additional Shares. If you receive your dividends in cash, the cash payment will enable you to pay the taxes owed on those dividends. By reinvesting dividends, however, you will reduce the cash that is available for such tax payments. Furthermore, participating in the Plan will increase the number of Shares you own and the total amount of your dividends. Thus, your participation in the Plan will increase the income you must report for federal income tax purposes. When you purchase Shares under the Plan, you will have an initial tax basis in the Shares equal to the purchase price for those Shares. If you sell some or all of your Shares through the Plan, the difference between the sales price and your tax basis will be treated as a capital gain (or loss). Your amount realized on the sale of your Shares will be decreased by the amount of any sales commissions you are required to pay, which will decrease your capital gain (or increase your capital loss). Capital gain or loss will be classified as short-term or long-term depending on the length of time you held the Shares that were sold. The holding period for Shares purchased under the Plan generally will begin on the day following the date of purchase.

      The tax treatment of the Plan does not depend on a ruling from the Internal Revenue Service. We have not requested, and do not expect to request, any such tax ruling.

      Federal income tax laws are complex and subject to change. The tax information in this prospectus is general in nature. It does not address all potentially relevant tax matters, does not constitute tax advice and may not apply to your tax situation. We encourage you to consult a personal tax advisor for further information.

42. Do Participants Receive Any Tax Statements or Forms?

      After the end of each calendar year, the administrator will send you an IRS Form 1099-DIV with respect to any dividends that were paid on your Shares during such year. The administrator also will send you an IRS Form 1099-B with respect to any sales of your Shares through the Plan. The information on these forms must be reported to the Internal Revenue Service.

43. Are Any Taxes Withheld Under the Plan?

      If you are subject to backup withholding for federal income tax purposes, the administrator must withhold certain amounts from dividends on your Shares and from any proceeds that may exist upon a sale of your Shares. In general, backup withholding applies to you if (i) you fail to provide your taxpayer identification number for your account under the Plan, (ii) the Internal Revenue Service notifies us that you provided an incorrect taxpayer identification number, (iii) the IRS notifies us to start backup withholding, or (iv) you fail to certify, in connection with your account under the Plan, that you are not subject to backup withholding.

      Any backup withholding would reduce your dividends, the number of Shares you would receive from dividend reinvestment, and any net proceeds from selling your Shares. Depending on your particular tax situation, any amounts withheld for backup withholding may constitute a credit on your federal income tax return.

General Matters

44. How Long Will the Plan Continue to Exist?

      While we hope to continue the Plan indefinitely, we reserve the right to suspend or terminate the Plan at any time and for any reason. We also reserve the right to amend the Plan, in our sole discretion, at any time. We will notify you of any suspension, termination or amendment. Upon any termination of the Plan, you will receive certificates for whole Shares held in your account and a check for the cash value of any fractional share held in your account.

45. Can the Terms of the Plan Be Waived or Modified?

      We reserve the right to waive or modify particular terms of the Plan at any time, as we deem necessary or appropriate. We have no obligation to waive or modify any aspect of the Plan. Any waiver will be limited to the occasion on which it occurs, and will not be construed as a waiver on any other occasion.

46. Can a Participant Have More Than One Account Under the Plan?

      It is possible to become the beneficial owner of more than one account under the Plan. This could occur, for example, if you become a Participant in your own name and also arrange for a brokerage or securities firm to join the Plan on your behalf.

      For purposes of the limitations discussed in question 17, we may aggregate all direct purchases for Plan participants with more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one Plan account.

      We may aggregate all Plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that dividend reinvestment and direct purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

47. Does the Plan Limit the Duties or Liabilities of Associated Estates or the Administrator?

      The duties, obligations and responsibilities of Associated Estates and the administrator, and the agents and nominees of each, are limited to those that are set forth expressly in the Plan or are required by law. To the maximum extent permitted by law, Associated Estates and the administrator (and the agents and nominees of each) shall have no liability for any acts that they take, or do not take, in good faith in connection with the Plan.

48. Does the Plan Alter the Investment Risks or Benefits Associated with the Shares?

      The Plan does not alter the investment risks or benefits associated with the Shares. In this regard, an investment in the Shares under the Plan is no different than any other investment in the Shares. The value of the Shares may fluctuate over time. You will bear any risk of loss, realize any potential for gain, and report any taxable income with respect to the Shares.

49. What Law Governs the Plan?

      The laws of the State of Ohio (excluding its rules on choice of law) will govern the Plan, its terms and conditions, and all matters that may arise directly or indirectly in connection with the Plan.

USE OF PROCEEDS

      We expect to use the proceeds from our sales of newly-issued Shares or treasury Shares under the Plan to enhance our properties, satisfy our financing obligations and other expenses, acquire multifamily apartment communities, increase our working capital and fund various corporate operations. The amount of such proceeds will depend on factors beyond our control, including market conditions and the level of participation in the Plan. Therefore, we have no basis for estimating either the number of Shares that may be sold under the Plan or the proceeds from such sales. We will not receive proceeds if the administrator purchases Shares in the open market or in privately negotiated transactions with third parties.

PLAN OF DISTRIBUTION

      We plan to distribute all Shares issued under the Plan without using an underwriter, broker or dealer. We reserve the right, however, to engage brokers, dealers or agents in our sole discretion and will pay any brokerage fees, commissions or service charges incurred in connection with the purchase of Shares in the open market. If you are a shareholder or our employee at the time you enroll in the Plan, you will not pay any brokerage fees, commissions or service charges to purchase Shares under the Plan, regardless of whether you do so by direct purchase or dividend reinvestment. If you instruct the administrator to sell your Shares, the administrator will require the services of a broker-dealer and you will be charged a sales commission.

EXPERTS

      The financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K dated May 10, 2004 and the financial statement schedules included in the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

      The validity of the Shares offered hereby has been passed upon by Baker & Hostetler LLP, Cleveland, Ohio. Albert T. Adams, a director of Associated Estates, is a partner of Baker & Hostetler LLP.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference herein contain forward-looking statements. Historical results and percentage relationships set forth in this prospectus and the documents incorporated by reference herein, including trends which might appear, should not be taken as indicative of future operations. This prospectus and the documents incorporated by reference herein may also contain or incorporate by reference forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “expects,” “projects,” “believes,” “plans,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the document. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation the following:

•	changes in economic conditions in the markets in which we own and manage properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors;

•	risks of a lessening of demand for the multifamily units owned or managed by us;

•	competition from other available multifamily units and change in market rental rates;

•	increases in property and liability insurance costs;

•	changes in government regulations affecting the Affordable Housing properties and other properties we operate the rents of which are subsidized and certain aspects of which are regulated by HUD and other properties we own;

•	changes in or termination of contracts relating to our third party management and advisory business;

•	inability to renew current Housing Assistance Payment (“HAP”) contracts with HUD for rent subsidized properties at existing rents;

•	weather and other conditions that might adversely affect operating expenses;

•	expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs and real estate tax valuation reassessments;

•	our inability to achieve anticipated reductions in operating expenses and increases in revenues;

•	the results of litigation filed or to be filed against us;

•	risks related to our joint ventures; and

•	risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain a website at http://www.aecrealty.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Information that we have previously filed with the SEC can be “incorporated by reference” into this prospectus. The process of incorporation by reference allows us to disclose important information to you without duplicating that information in this prospectus. The information we incorporate by reference is considered a part of this prospectus. The information in this prospectus, including any information that we incorporate by reference, will be updated and superseded automatically by our filings with the SEC after the date of this prospectus. We are incorporating by reference the documents listed below:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2003;

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

(c) Our Current Report on Form 8-K dated May 10, 2004 and filed on August 23, 2004; and

(d) The description of our common shares contained in our Registration Statement on Form 8-A dated October 14, 1993.

      We are also incorporating by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to our sale of all of the Shares covered by this prospectus.

      We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be made to:

Mail:	Associated Estates Realty Corporation Attention: Investor Relations 5025 Swetland Court Richmond Heights, Ohio 44143

Telephone: 216-261-5000

Website:	http://www.aecrealty.com (select “Contact Us” option)

AUTHORIZATION FORM

ASSOCIATED ESTATES REALTY CORPORATION

AMENDED AND RESTATED DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

SEND TO ADMINISTRATOR:	National City Bank Reinvestment Services P.O. Box 94946 Cleveland, Ohio 44101-4946

I hereby authorize and instruct the administrator (named above) to implement my elections to purchase Common Shares (“Shares”) of Associated Estates Realty Corporation (“Associated Estates”) under its Amended and Restated Dividend Reinvestment and Stock Purchase Plan. I understand that participation in the Plan is voluntary and that:

•	Elections under the Plan will take effect on “Investment Dates” (as defined in the Plan).

•	Payments (if any) will be held, without interest, until the next appropriate Investment Date.

•	The Plan and all of its rules will apply to the account holders (and any representatives) named below.

DIRECT PURCHASE OPTION (minimum $100, maximum $5,000, per month):

☐ Check/ Money Order Attached:	$ ---------- (Payable to National City Bank)

☐ Automatic Bank Withdrawal (monthly):	$ ---------- (Attach Bank Withdrawal Form)

☐ Automatic Payroll Deduction (bi-weekly, minimum $50):	$ ----------- (Associated Estates Employees Only)

☐ Cancel Automatic Purchase (if previously elected)

DIVIDEND REINVESTMENT OPTION (automatic quarterly purchase of Shares in lieu of cash dividends):

☐	Full Dividend Reinvestment. Reinvest Dividends on all current and future Shares.

☐	Partial Dividend Reinvestment. Reinvest Dividends on ________________ certificated Shares (whole number) (As new Shares are received from this election, all dividends on them will be reinvested as well).

☐	Cancel Dividend Reinvestment (if previously elected).

PLEASE PRINT OR TYPE:

		Full Name of Account Holder (First MI Last)	SSN or Tax ID
(Indicate Type of Account)
- Individual - Corporation - LLC - IRA - Other (specify)	- Joint - Partnership - Trust - Benefit plan	Full Name of Account Holder (First MI Last) Address City State	SSN or Tax ID Zip County

Signatures	(for holder)	(date)	(for joint holder)	(date)

Title/ Authority (if signing as representative):

BANK WITHDRAWAL FORM

ASSOCIATED ESTATES REALTY CORPORATION

AMENDED AND RESTATED DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

SEND TO ADMINISTRATOR:	National City Bank Reinvestment Services P.O. Box 94946 Cleveland, Ohio 44101-4946

I hereby authorize and instruct the administrator (named above) to purchase Common Shares (“Shares”) of Associated Estates Realty Corporation (“Associated Estates”) under its Amended and Restated Dividend Reinvestment and Stock Purchase Plan by making automatic withdrawals from the account specified below (my “Account”).

The amount and frequency of such withdrawals are shown on my Authorization Form for the Plan.

I acknowledge and agree that the bank or financial institution named below will have no liability for honoring any request made by the administrator in accordance with the Plan for a withdrawal of funds from my Account.

Name of Bank:

Address of Bank:
City State

Account Number:

Bank ABA Number:	(enter 9-digit number, also called a routing number, usually shown in lower left corner of check, before account number)

PLEASE PRINT OR TYPE:

	Full Name of Account Holder (First MI Last)	SSN or Tax ID
Name/ ID must match existing Authorization Form. Signature required for each holder.	Full Name of Account Holder (First MI Last)	SSN or Tax ID

Signatures	(for holder)	(date)	(for joint holder)	(date)

Title/ Authority (if signing as representative):

ATTACH VOID CHECK HERE
(For Bank Account Specified Above)

WAIVER REQUEST FORM

ASSOCIATED ESTATES REALTY CORPORATION
AMENDED AND RESTATED DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

SEND TO:	Associated Estates Realty Corporation

c/o National City Bank
Reinvestment Services
P.O. Box 94946
Cleveland, Ohio 44101-4946

WAIVER. I hereby request that Associated Estates Realty Corporation (“Associated Estates”) waive the maximum amount that can be invested under its Amended and Restated Dividend Reinvestment and Stock Purchase Plan on a single Investment Date (as defined therein).

AMOUNT. I hereby request permission to purchase the following amount of common shares of Associated Estates under the Plan on the next available Investment Date:

$	(must exceed $5,000)

REPRESENTATIONS. I hereby represent, warrant and agree as follows:

•	Associated Estates, in its sole discretion, may accept or reject this waiver request. Any waiver granted by Associated Estates will be limited to this occasion and will not be construed as a waiver on any future occasion.

•	I am making this purchase for investment purposes only, with no view toward distribution or resale. By investing the amount shown above, I am not attempting (a) to distort, destabilize or manipulate the price or trading volume of the Shares or (b) to adversely affect Associated Estates or its shareholders in any way. I do not believe, and do not have any reason to believe, that my investment of such amount, if permitted, would result in any such distortion, destabilization, manipulation or adverse affect.

PLEASE PRINT OR TYPE:

	Full Name of Account Holder (First MI Last)	SSN or Tax ID
Name/ ID must match existing Authorization Form. Signature required for each holder.	Full Name of Account Holder (First MI Last)	SSN or Tax ID

Signatures	(for holder)	(date)	(for joint holder)	(date)

Title/ Authority (if signing as representative):

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

Amount

Filing fee — Securities and Exchange Commission	$5,936
*Listing on New York Stock Exchange	5,000
*Printing and engraving	5,000
*Services of counsel	20,000
*Services of independent public accountants	5,000
*Miscellaneous	5,000

Total	$45,936

*	Estimated

Item 15.	Indemnification of Officers and Directors

      The Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

      Associated Estates’ Code of Regulations provides for the indemnification of directors and officers of Associated Estates to the maximum extent permitted by Ohio law as authorized by the Board of Directors of Associated Estates and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of Associated Estates upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification. Associated Estates maintains a directors’ and officers’ insurance policy which insures the directors and officers of Associated Estates from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of Associated Estates, subject to certain exceptions. Associated Estates has entered into indemnification agreements with its directors and officers which provide for indemnification to the fullest extent permitted under Ohio law.

Item 16.	Exhibits

Filed Herewith or
Number	Title	Incorporated Herein by Reference

2.1	Second Amended and Restated Agreement and Plan of Merger by and among Associated Estates, MIG Realty Advisors, Inc. (“MIGRA”) and the MIGRA stockholders dated as of March 30, 1998	Exhibit 2.01 to Form 8-K filed March 31, 1998
4.1	Second Amended and Restated Articles of Incorporation of Associated Estates	Exhibit 3.1 to Form S-11 filed June 30, 1994 (File No. 33-80950 as amended)
4.2	Code of Regulations of Associated Estates	Exhibit 3.2 to Form S-11 filed June 30, 1994 (File No. 33-80950 as amended)
4.3	Specimen Stock Certificate	Exhibit 3.1 to Form S-11 filed September 2, 1993 (File No. 33-68276 as amended)
4.4	Form of Indemnification Agreement	Exhibit 4.2 to Form 2-11 filed September 2, 1993 (File No. 33-68276 as amended)
5	Opinion of Baker & Hostetler LLP, as to validity of the offered securities.	Exhibit 5 filed herewith
23.1	Consent of PricewaterhouseCoopers LLP	Exhibit 23.1 filed herewith
23.2	Consent of Baker & Hostetler LLP	Exhibit 5 filed herewith
24	Powers of Attorney	Included on signature page

Item 17.	Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Page Follows]

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond Heights, State of Ohio, on August 11, 2004.

ASSOCIATED ESTATES REALTY CORPORATION

By:	/s/ JEFFREY I. FRIEDMAN

Jeffrey I. Friedman,
Chairman of the Board, President
and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey I. Friedman, Lou Fatica and Martin A. Fishman, and each of them, severally, as his attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign and file any and all pre- or post-effective amendments to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 11, 2004.

Signature	Title

/s/ JEFFREY I. FRIEDMAN Jeffrey I. Friedman	Chairman of the Board, President, Chief Executive Officer (principal executive officer) and Director

/s/ LOU FATICA Lou Fatica	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)

/s/ ALBERT T. ADAMS Albert T. Adams	Director

/s/ JAMES M. DELANEY James M. Delaney	Director

/s/ GERALD C. MCDONOUGH Gerald C. McDonough	Director

/s/ MARK L. MILSTEIN Mark L. Milstein	Director

Signature	Title

/s/ FRANK E. MOSIER Frank E. Mosier	Director

/s/ RICHARD T. SCHWARZ Richard T. Schwarz	Director

EXHIBIT INDEX

Filed Herewith or
Number	Title	Incorporated Herein by Reference

2.1	Second Amended and Restated Agreement and Plan of Merger by and among Associated Estates, MIG Realty Advisors, Inc. (“MIGRA”) and the MIGRA stockholders dated as of March 30, 1998	Exhibit 2.01 to Form 8-K filed March 31, 1998
4.1	Second Amended and Restated Articles of Incorporation of Associated Estates	Exhibit 3.1 to Form S-11 filed June 30, 1994 (File No. 33-80950 as amended)
4.2	Code of Regulations of Associated Estates	Exhibit 3.2 to Form S-11 filed June 30, 1994 (File No. 33-80950 as amended)
4.3	Specimen Stock Certificate	Exhibit 3.1 to Form S-11 filed September 2, 1993 (File No. 33-68276 as amended)
4.4	Form of Indemnification Agreement	Exhibit 4.2 to Form 2-11 filed September 2, 1993 (File No. 33-68276 as amended)
5	Opinion of Baker & Hostetler LLP, as to validity of the offered securities.	Exhibit 5 filed herewith
23.1	Consent of PricewaterhouseCoopers LLP	Exhibit 23.1 filed herewith
23.2	Consent of Baker & Hostetler LLP	Exhibit 5 filed herewith
24	Powers of Attorney	Included on signature page